Exhibit 10.11.1

February 25, 2013

Paul Slavin
325 West End Ave, Apt 1a
New York, NY 10023

Dear Paul:

Upon your hiring by Everyday Health, Inc. (the “Company”) in 2011, you and the Company executed the attached employment letter dated August 17, 2011(“Employment Letter”). In connection with your promotion to Chief Operating Officer of the Company, you and the Company would like to amend some of the terms and conditions contained in the Employment Letter as set forth below:

Compensation. Effective February 7, 2013, your base salary will be $350,000 on an annualized basis. Beginning with the 2013 calendar year, you will be eligible for an annual performance bonus with a target of 100% of your base salary. The metrics and targets that determine the basis for achievement and payout of the performance bonus are designated by the Company’s Compensation Committee on an annual basis. With respect to calendar year 2013 only, in addition to the performance bonus referenced above, in the event that – and only if - the Company achieves the internal adjusted EBITDA forecast for the overall Company, you shall be paid $200,000 at the same time that the performance bonus payments are made to Company employees; provided, however, in the event of a “change of control” (as defined in the applicable stock plan) prior to December 31, 2013, you shall be paid the $200,000 in a lump sum within ten business days of the closing of the change of control transaction. As you know, the internal adjusted EBITDA forecast is currently in the process of being finalized.

Severance: The severance period of six months referenced in the Employment Letter will be increased to 12 months. In addition, you will receive 12 months’ severance if you resign from employment with the Company for “Good Reason” within ten (10) days after the occurrence of one of the events specified in the definition of Good Reason, by giving notice that you intend to terminate your employment for Good Reason on the thirtieth (30) day following the Company’s receipt of your notice, if the Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period. “Good Reason” for resignation shall mean the occurrence of any of the following without the your prior written consent: (i) the assignment to you of any duties or responsibilities which result in the material diminution of your then current position (including in the event that you no longer report to the Chief Executive Officer of the Company; provided, however, that no longer reporting to the Chief Executive Officer following a “change of control” (as defined in the applicable stock plan) of the Company shall not constitute, in and of itself, a material diminution of your then current position); (ii) a reduction by the Company in your base salary or target bonus; or (iii) relocation of your principal place of business more than fifty (50) miles from its current location.

Equity. You will receive two separate option grants. (1) Contingent on your forfeiture of the outstanding option grant which was granted to you in 2011 (totaling 100,000 options at an $8 strike price), you will receive a second option grant of 100,000 common shares. With respect to this second option grant, 37,500 options shall be immediately exercisable and the remaining 62,500 options shall vest monthly over a 30 month period beginning on March 1, 2013. The exercise price for this option grant will be $6.05, the current fair market value of the Company’s common stock. (2) You will also receive a stock option grant of 275,000 common shares, which will be formally granted at the same time as the Compensation Committee approves option grants to other senior executive officers (expected to be in April) and the Board of Directors or Compensation Committee shall determine the strike price for this option grant, consistent with its past practice. Fifty percent of these options shall have time-based vesting, and the Compensation Committee shall have the authority to link the vesting of up to fifty percent of these options to the performance of the Company (e.g. achievement of an adjusted EBITDA target). The Compensation Committee is currently in the process of determining the performance metrics to use with respect to the senior executive grants. With respect to the options that are time-based, the first 25% of the time-based options will vest on March 1, 2014 and the balance will vest monthly thereafter over the next 36 months. Both option grants will provide that if you remain in continuous service with the Company at the time of a “change of control” as defined in the applicable stock plan), to the extent then outstanding, the grant will become vested and exercisable as of immediately prior to the closing of such transaction as to 50% of the then-unvested option shares. Both stock option grants will provide that, upon termination of your employment by the Company other than for Cause (as defined in the Employment Letter), you shall have a period of one year to exercise the vested stock options.

In addition to the above two option grants, you will receive a third stock option grant of 50,000 common shares in the first quarter of 2014 in the event that – and only if - the Company achieves the Board-approved (as opposed to the internal targets referenced above in the Compensation section) adjusted EBITDA forecast for the overall Company. In the event this option grant is made, (i) the Compensation Committee will determine whether the vesting of this option grant is time-based or performance-based, or a mix of both; (ii) the Company’s Board of Directors or Compensation Committee shall determine the strike price for the option grant at the time of grant, consistent with its past practice; (iii) the option grant will provide that if you remain in continuous service with the Company at the time of a “change of control” as defined in the applicable stock plan), to the extent then outstanding, the grant will become vested and exercisable as of immediately prior to the closing of such transaction as to 50% of the then-unvested option shares; and (iv) the stock option grant will provide that, upon termination of your employment by the Company other than for Cause (as defined in the Employment Letter), you shall have a period of one year to exercise the vested stock options.

Business Expenses. All approved business expenses will be reimbursed, following submission of an approved expense report. In addition, you shall be reimbursed for the actual cost of a parking spot nearby the Company’s headquarters (up to a maximum amount of $500 per month).

Except as specifically addressed in this letter, all the terms and conditions contained in the Employment Letter shall remain in full force and effect. Please confirm your acceptance of the Employment Letter, as modified by this letter by returning a signed copy of this letter.

Sincerely,

/s/ Ben Wolin

Ben Wolin

Chief Executive Officer

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The foregoing terms and conditions are hereby accepted:

Employee Signature:	/s/ Paul Slavin

Print Name:	Paul Slavin

Date:	February 25, 2013
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